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                                                                    Exhibit 23.1

              Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Selected Financial Data" and "Experts" and to the use of our report dated February 4, 2000 (except for Note 3, as to which the date is March 24, 2000 and Note 10, as to which the date is August 10, 2000) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-35930) and the related Prospectus of POZEN Inc. dated August 11, 2000.

                                                Ernst & Young LLP

Raleigh, North Carolina
August 11, 2000


The foregoing consent is in the form that will be signed upon completion of the stock split described in Note 10 to the financial statements.

                                               /s/ Ernst & Young LLP